UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934

                         Commission File Number: 1-12738


                            ONSITE ENERGY CORPORATION
                            -------------------------
             (Exact name of registrant as specified in its charter)

             701 Palomar Airport Road, Suite 200, Carlsbad, CA 92009
                                 (760) 931-2400
             -------------------------------------------------------

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Class A Common Stock $0.001 par value
                      -------------------------------------
            (Title of each class of securities covered by this form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(i)    [ ]
        Rule 12g-4(a)(1)(ii)   [X]         Rule 12h-3(b)(1)(ii)   [X]
        Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: 311

     Pursuant to the requirements of the Securities Exchange Act of 1934, ONSITE ENERGY CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  6/26/03                                By: /s/ RICHARD T. SPERBERG
       -------                                ----------------------------------
                                              Name:    Richard T. Sperberg
                                              Title:   Chief Executive Officer